FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:
Zachary Bryant
Vice President and Account Group Manager
Ph: 818-382-9718
zbryant@irintl.com

FOR IMMEDIATE RELEASE
NOVEMBER 8, 2007

CHINA ARCHITECTURAL ENGINEERING COMPLETES ACQUISITION OF TECHWELL ENGINEERING LTD.

Façade-System Firm is Valued at $11.7 Million in Stock and Cash Transaction

ZHUHAI, CHINA and LOS ANGELES, November 8, 2007 - China Architectural Engineering, Inc. (CAE) (AMEX: RCH), which specializes in the design, engineering, fabrication and installation of high-end curtain wall systems, today announced that it has completed the acquisition of 100% interest in Techwell Engineering Limited, and its subsidiaries, including Hong Kong Techwell, Techwell Engineering Limited (Hong Kong), Techwell International Limited (Macau) and Techwell Building Systems Limited (Shenzhen), collectively known as “Techwell.”

The total cost of the transaction was approximately $11.7 million, divided equally between cash and newly issued CAE stock. The value of CAE’s stock issued in the transaction was based on the closing price as quoted on the American Stock Exchange on November 5, 2007. CAE said it expects the acquisition to be accretive and substantially add to its revenue base.

“This acquisition is a natural next step in CAE’s already close and mutually beneficial relationship with Techwell,” said Ken Yi Luo, China Architectural Engineering's Chairman and CEO. “Using Techwell’s international engineering network in China and CAE as a brand and as a public company for capital, we expect to be able to win more contracts from international investors in Chinese projects. Using Techwell’s experience with international project management and familiarity with European and American standards, we expect to be able to win contracts outside of China.”

Mr. Luo added, “Techwell has project licenses for Hong Kong and Macau as well as experience in international project management, which may increase the number of CAE’s international projects and volume of project supplies. Also we expect the acquisition of Techwell to allow our existing resources - including our strong design team, research capability, patented technology, brand name and supplies - to be used even more efficiently.”

Techwell is a Hong Kong registered company known for its high end curtain wall and roofing system construction. Techwell has been in business over 20 years and has completed numerous façade construction and roofing projects in Southeast Asia. Techwell is familiar with British Standard and American Standards procedures, markets and administration. Previously, Techwell and CAE (and its subsidiaries) collaborated on several curtain wall and roofing system projects in China. These projects have included: Shenzhen International Airport, Guangzhou Opera House, and Wuhan Grand Theatre. Recently Techwell provided project management services to the Doha project in Qatar.

After the acquisition of Techwell, CAE expects to utilize that Company’s vast international project management experience along with CAE’s existing resources to expand into the international market. This expansion should strengthen the competitiveness of CAE in the international markets while simultaneously enhancing the cost efficiency of the project and result in increased realized profit.

Recently, CAE and Techwell, joint ventured to bid on several major projects. It is anticipated that the joint venture bid results will be announced in the near future.

To be added to China Architectural Engineering's investor lists, please contact Zachary Bryant at zbryant@irintl.com or at 818-382-9718.

About China Architectural Engineering, Inc.

China Architectural Engineering (AMEX: RCH), which began operations in 1992, specializes in the design, engineering and installation of high-end specialty curtain wall systems, including glass curtain walls, stone curtain walls, metal curtain walls, roofing systems, and related products, for public works projects and commercial real estate. CAE has designed and installed nearly one hundred projects throughout China, including the National Grand Theater, Exhibition Conservatory of Beijing Botanical Garden, The COSCO Tower at Changlian Avenue Beijing, and the Wumen Exhibition Hall in Beijing’s Forbidden City, and a number of commercial structures in Southeast Asia. For further information on China Architectural Engineering please visit www.caebuilding.com.

Forward Looking Statements

In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

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